                                                                   EXHIBIT: 99.1

                              INFORMATION STATEMENT

                                 RELATING TO THE
               SOLICITATION OF WAIVERS AND CONSENTS TO AMENDMENTS
                                     TO THE
                    9-7/8% SENIOR SUBORDINATED NOTES DUE 2007
                                       OF
                 UNICCO SERVICE COMPANY AND UNICCO FINANCE CORP.

                              CUSIP NO. 90460K-AC-3

                           RECORD DATE: JULY 17, 2003

            DEADLINE DATE: JULY 24, 2003, AT 5:00 P.M., EASTERN TIME (UNLESS TERMINATED EARLIER, OR EXTENDED, AS DESCRIBED BELOW)

         The notes subject to this Information Statement and related Solicitation of Waivers and Consents are the outstanding 9-7/8% Senior Subordinated Notes Due 2007 (the "Notes") of UNICCO Service Company and UNICCO Finance Corp. (collectively, "UNICCO" or the "Company"). The CUSIP Number of the Notes is 90460K-AC-3.

         The Solicitation of Waivers and Consents (the "Solicitation") will expire on the earlier to occur of 5:00 p.m., Eastern Time, on (i) July 24, 2003, or such later date to which the Solicitation shall have been extended, or (ii) the first date on which the necessary majority in principal amount of the then-outstanding Notes have consented in the affirmative to the Solicitation (the earlier of such two dates, the "Deadline Date"), as further described in this Information Statement. Notwithstanding anything to the contrary set forth in this Information Statement, UNICCO reserves the right to extend, amend or terminate the Solicitation at any time and from time to time, by giving written notice to the Information Agent no later than 5:00 p.m., Eastern Time, on or before the next business day after the previously announced Deadline Date; provided, however, that in no event shall UNICCO extend the Solicitation beyond the 90th day after the date of this Information Statement without the prior written consent of both members of the Ad Hoc Committee of Noteholders described herein. The Solicitation is being made on the terms and subject to the conditions set forth in this Information Statement and the accompanying Consent Letter.

         Any questions or requests for assistance or additional copies of this Information Statement or related materials may be addressed to the Information Agent for the Solicitation as follows:

                               INFORMATION AGENT:
                                  MORROW & CO.
                           445 PARK AVENUE, 5TH FLOOR
                               NEW YORK, NY 10022
            TELEPHONE TOLL-FREE: (800) 662-5200; FAX: (212) 754-8300
                        E-MAIL: UNICCO.INFO@MORROWCO.COM

                                  JULY 18, 2003

            READ THIS INFORMATION STATEMENT CAREFULLY, INCLUDING THE
       DESCRIPTIONS OF THE ECONOMIC AND OTHER TERMS OF THE SOLICITATION,
              BEFORE FILLING OUT ANY FORMS OR TAKING OTHER ACTION.

         THIS INFORMATION STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A WAIVER OR CONSENT IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH A SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. UNICCO IS NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE SOLICITATION IS NOT IN COMPLIANCE WITH APPLICABLE LAW.

         The delivery of this Information Statement shall not under any circumstances create any implication that the information contained or included by reference in this Information Statement is correct as of any time subsequent to the date hereof or that there has been no change in such information or in the affairs of unicco since the date hereof.

         Nothing contained herein or in the enclosed documents shall authorize any person to act on behalf of, or as the agent of, UNICCO, the Information Agent, the Trustee (as defined below) under the Indenture governing the Notes, or any affiliate of any of them, or authorize any person to use any document or to make any statement on behalf of any of them in connection with the solicitation other than the enclosed documents and the statements contained herein and therein.

         The information contained in this Information Statement is based upon information provided solely by the Company. Neither the Trustee under the Indenture, nor any member of the Ad Hoc Committee of Noteholders, or any of their respective representatives, associates or affiliates, has independently verified or makes any representation or warranty, express or implied or assumes any responsibility as to the accuracy or adequacy of the information contained herein.

         NONE OF THE THE COMPANY, THE AD HOC COMMITTEE OF NOTEHOLDERS, THE INFORMATION AGENT, OR THE TRUSTEE UNDER THE INDENTURE FOR THE NOTES MAKES ANY RECOMMENDATION TO ANY PARTICULAR NOTEHOLDER IN CONNECTION WITH THE SOLICITATION.

         Any Holder desiring to respond affirmatively to the Solicitation should either: (i) in the case of a beneficial owner whose Notes are held in book-entry form, instruct such beneficial owner's custodian to effect the consent for such beneficial owner, using the instruction letter provided herewith; or (ii) in the case of a holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Consent Letter (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 4 of the Consent Letter), and deliver that manually signed Consent Letter (or a facsimile thereof), together with any other required documents, to the Information Agent. Only registered holders of Notes are entitled to deliver Consents. A BENEFICIAL OWNER WHOSE NOTES ARE REGISTERED IN THE NAME OF A CUSTODIAN MUST CONTACT SUCH CUSTODIAN IF SUCH BENEFICIAL OWNER DESIRES TO DELIVER CONSENTS WITH RESPECT TO NOTES SO REGISTERED. SEE "TIMING AND MECHANICS OF CONSENT."

                                      (ii)

                                TABLE OF CONTENTS

INTRODUCTION.....................................................................................................    1
   PURPOSE OF SOLICITATION.......................................................................................    1
   SOLICITATION PROCEDURES.......................................................................................    1
WAIVERS OF PAST AND EXISTING INDENTURE VIOLATIONS................................................................    2
   UNICCO'S INSURANCE PROGRAM....................................................................................    2
   THE ASHMONT TRANSACTIONS......................................................................................    3
   ANALYSIS OF INDENTURE COVENANTS...............................................................................    5
NEGOTIATIONS WITH CERTAIN HOLDERS................................................................................    8
   THE AD HOC COMMITTEE OF NOTEHOLDERS...........................................................................    8
   TERMS DISCUSSED BY THE COMMITTEE AND UNICCO...................................................................    9
THE AMENDMENTS...................................................................................................    9
   SUPPLEMENTAL INTEREST.........................................................................................   10
   CONSENT FEE...................................................................................................   11
   NOTE REPURCHASES..............................................................................................   11
   FINANCIAL COVENANTS...........................................................................................   13
   DISPOSITION OF CERTAIN UNICCO ASSETS..........................................................................   14
   CERTAIN REDUCTIONS OF UNICCO EXPENSES.........................................................................   14
   EXTENSION OF EXISTING SHAREHOLDER LOAN........................................................................   15
   CORPORATE GOVERNANCE..........................................................................................   15
   ENHANCED REPORTING; ELIMINATION OF SEC FILING OBLIGATIONS.....................................................   16
   RESTRICTED PAYMENTS; RESTRICTED INVESTMENTS...................................................................   17
   TRANSACTIONS WITH AFFILIATES..................................................................................   17
   PERMITTED DEBT; UNICCO/FLEET GUARANTY.........................................................................   18
   ACQUISITION OF ASHMONT; SUBSIDIARY GUARANTY...................................................................   18
THE SOLICITATION.................................................................................................   18
   GENERAL.......................................................................................................   18
   REQUISITE CONSENTS............................................................................................   19
   TIMING AND MECHANICS OF CONSENT...............................................................................   19
   DEADLINE DATE; EXTENSIONS; AMENDMENT..........................................................................   21
   REVOCATION OF CONSENTS........................................................................................   22
THE COMPANY......................................................................................................   22
CERTAIN FINANCIAL INFORMATION....................................................................................   24
   PRIOR FINANCIAL INFORMATION...................................................................................   24
UNAUDITED PRO FORMA FINANCIAL DATA...............................................................................   26
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS..........................................................................   32
   ADOPTION OF THE AMENDMENTS....................................................................................   32
   THE INITIAL CONSENT FEE AND THE BACK-END CONSENT FEE..........................................................   33
   THE TAXATION OF `NEW' NOTES...................................................................................   33
   INFORMATION REPORTING AND BACKUP WITHHOLDING..................................................................   34
REFINANCING OF CREDIT FACILITY...................................................................................   34
MISCELLANEOUS....................................................................................................   35
   REIMBURSEMENT OF NOMINEES' EXPENSES...........................................................................   35
   QUESTIONS AND INQUIRIES.......................................................................................   35

                                      (iii)

                                  INTRODUCTION

PURPOSE OF SOLICITATION

         The purpose of this Information Statement is to provide information concerning the Solicitation by UNICCO of the consents of the holders of its outstanding 9-7/8% Senior Subordinated Notes Due 2007 (each, a "Note" and collectively, the "Notes" or the "Outstanding Notes") to certain proposed waivers (the "Waivers") under, and certain proposed amendments (the "Amendments") to, the Indenture governing the Outstanding Notes, dated as of October 17, 1997, as subsequently amended and supplemented (the "Indenture"), pursuant to which the Notes were issued.

         The proposed Waivers and Amendments are necessary for UNICCO to comply with certain provisions of the Indenture (as further specified below) and to engage in a series of transactions involving Ashmont Insurance Company Limited, an insurance company under common control with UNICCO ("Ashmont") that, from 1995 through March 31, 2002, served as the re-insurer of certain of UNICCO's insurance policies.

         As a facilities service company with operations throughout the United States and Canada, UNICCO's workforce of approximately 20,000 employees is one of its most significant assets. Maintaining workers' compensation insurance for these employees and general liability insurance for third party claims in each jurisdiction in which UNICCO operates is critical to its operations, and represents a substantial operating expense each year. Because there are only a limited number of insurance carriers with the size and scope necessary to underwrite UNICCO's annual insurance program, its ongoing business demands continuous access to the workers' compensation and general liability insurance markets throughout North America. It is in this context that UNICCO's transactions with Ashmont, described in the following pages, should be viewed.

         UNICCO has engaged in discussions regarding the Waivers and Amendments with holders who have indicated that they own approximately $20 million of the approximately $47.2 million in aggregate principal amount of Outstanding Notes. The economic and other terms of the Amendments reflect UNICCO's negotiations with such holders, and such holders have executed and delivered to UNICCO a letter agreement pursuant to which they have agreed, subject to certain conditions, to submit consents to the Waivers and Amendments on the terms and conditions set forth in this Information Statement and the Supplemental Indenture attached hereto as Appendix A. See "Negotiations with Certain Holders" below.

SOLICITATION PROCEDURES

         CONSENTS TO THE WAIVERS AND AMENDMENTS WILL NOT BE EFFECTIVE UNLESS COMPLETED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND RECEIVED BY MORROW & CO., THE INFORMATION AGENT, AT ITS ADDRESS SET FORTH ON THE FRONT COVER PAGE OF THIS INFORMATION STATEMENT NO LATER THAN THE DEADLINE DATE, AS DEFINED ON THE FRONT COVER PAGE. FOR INSTRUCTIONS ON PROCEDURES FOR THE SUBMISSION OF CONSENTS, SEE "THE SOLICITATION" BELOW. ANY BENEFICIAL OWNER OF A NOTE HELD IN THE ACCOUNT OF A DTC PARTICIPANT (I.E., A BROKER,

DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE) MUST INSTRUCT SUCH DTC PARTICIPANT TO DELIVER A CONSENT IN ACCORDANCE WITH THE PROCEDURES HEREIN AND SHOULD DO SO IN AMPLE TIME TO PERMIT SUCH DTC PARTICIPANT TO SUBMIT SUCH CONSENT TO THE INFORMATION AGENT ON A TIMELY BASIS.

         UNICCO is seeking consent to all the Waivers and Amendments as a single proposal. Accordingly, a Consent Letter that purports to consent to one or some, but not all, of the Waivers and Consents shall not be valid.

         The trustee under the Indenture is U.S. Bank, N.A. (the "Trustee"), as successor trustee to State Street Bank and Trust Company. Consents and requests for information should not be submitted to the Trustee.

                WAIVERS OF PAST AND EXISTING INDENTURE VIOLATIONS

         Pursuant to Section 9.02 of the Indenture, UNICCO is soliciting the Waivers in respect of a number of actions, which, either alone or in combination with other actions, may have caused UNICCO to fail to comply with certain provisions of the Indenture. Moreover, UNICCO is soliciting Amendments to the Indenture to prevent potential similar violations from recurring in the future.

         The Waivers relate to a series of events and transactions relating to Ashmont since 1998, which, depending in part upon the interpretation of UNICCO's insurance program policies and agreements, may have resulted in UNICCO's failure to comply with the provisions of the Indenture. Management believes that an understanding of UNICCO's insurance program is useful in order to put the Solicitation in proper context.

UNICCO'S INSURANCE PROGRAM

         UNICCO, with the assistance of its outside insurance advisor, has provided for its workers' compensation and general liability insurance needs (referred to collectively herein as "insurance") through annual programs consisting of a series of contracts, policies and letters of credit. The programs generally run from April 1 of each year through March 31 of the following year. Although these programs are complex, management believes that the arrangements are not uncommon for companies with workforces similar to UNICCO's. Each year's program is initiated by a "fronting carrier" or "high deductible" agreement and corresponding insurance policies with a major carrier, which in UNICCO's case has been either Liberty Mutual Insurance Company ("Liberty") (prior to April 1, 1998) or The Travelers Indemnity Company ("Travelers") (after April 1, 1998). Under these contracts, the carriers agreed, subject to an aggregate maximum, to insure against losses above a certain per-claim deductible, generally between $250,000 and $500,000. UNICCO remained liable for the amount of each claim up to the deductible amount. These agreements required UNICCO to post letters of credit to the carrier to secure payment of the deductible amounts during the policy period and subsequent years.

         For policy periods prior to April 1, 2002, UNICCO insured its deductible risk through a second policy, known as a "deductible" or "excess indemnity" policy, generally with an offshore affiliate of the fronting carrier. The affiliate then re-insured the deductible risk under a reinsurance agreement with Ashmont. The reinsurance agreements included a separate undertaking by Ashmont to post letters of credit to secure its obligations. In practice, at various times both UNICCO and Ashmont have posted letters of credit, and the carriers have accepted them, without regard to the specific identity of the obligor or the beneficiary.

         Under the guidance of UNICCO's outside insurance advisor, UNICCO's shareholders organized Ashmont in Bermuda in 1995 as a so-called "captive" insurance company for the purpose of re-insuring UNICCO'S deductible policy risks. Ashmont was re-incorporated in the Cayman Islands in 1999. Captive insurers are a common arrangement for companies with large numbers of employees, in order to ensure the availability of reinsurance for their programs, to provide tax deductibility for premiums paid, and to serve as a vehicle for deriving underwriting income normally accruing to the benefit of the insurance carrier.

         Due to the adverse financial performance and the relative illiquidity of its investment portfolio in recent years, Ashmont became unable to make the required ongoing deductible payments on claims relating to prior policy years. In order to meet its obligations under the fronting carrier agreements, UNICCO has taken certain actions relating to Ashmont. Most notably, beginning in April 2002, UNICCO has made a series of payments in the aggregate amount of approximately $11.4 million in order to fund UNICCO's deductible obligations under the agreements with Travelers and Liberty. UNICCO has also made payments in the aggregate amount of approximately $1.6 million in order to satisfy other obligations of or related to Ashmont, including loans and payments to cover investment capital calls and payment of bank letter of credit fees and professional fees of Ashmont.

         Ashmont's illiquid financial situation has resulted in the accumulation of a net deficit on its balance sheet. The audited financial statements of Ashmont as of June 30, 2002 reflected a net deficit of approximately $14.4 million. As a result of Ashmont's net deficit position, Ashmont has been placed in controllership by the Cayman Islands Monetary Authority, which regulates the Cayman Islands' financial services industry and monetary system.

THE ASHMONT TRANSACTIONS

         A number of UNICCO's transactions with Ashmont, such as posting letters of credit or paying for loss claims up to the deductible amounts, involved UNICCO's performance of its own obligations under the fronting carrier agreements, while other transactions were not directly related to any UNICCO obligation. In addition, transactions that may have been permissible under the Indenture when viewed in isolation may not have complied when combined with other transactions. Given this uncertainty, UNICCO believes that it is prudent at this time to seek waivers for all of the following events and transactions, whether or not they technically violate any provision of the Indenture.

         In particular, the solicitation of the Waivers relates to the following events (collectively, the "Ashmont Transactions"):

                  - The execution and delivery by UNICCO in April 1999, effective as of April 1, 1998 (as amended on March 31,
                       2000), of a guaranty to Travelers in respect of the obligations of Ashmont under its reinsurance agreements with Travelers (the "UNICCO/Travelers Guaranty").

                  - The posting of a letter of credit by UNICCO for the benefit of Travelers on July 20, 1999, in the original face amount of $1,725,000 (the "LC Posting").

                  - Subsequent increases by UNICCO in the face value of such letter of credit after the LC Posting, on approximately a quarterly basis thereafter, to a current outstanding amount of $17,975,000 (each, an "LC Increase").

                  - A loan by UNICCO to its shareholders of $3,750,000 on March 15, 2001, the proceeds of which were invested in Ashmont to provide additional capital for Ashmont (the "Shareholder Loan").

                  - A loan made on August 31, 2001 by UNICCO to Ashmont in the amount of approximately $746,000 to cover a capital call for one of Ashmont's limited partnership investments, which loan was subsequently repaid on December 21, 2001 (the "2001 Capital Call Loan").

                  - A loan made on August 21, 2002 by UNICCO to Ashmont in the amount of approximately $460,000 to cover a capital call on an Ashmont partnership investment, which loan has not been repaid (the "2002 Capital Call Loan").

                  - Payments by UNICCO to Ashmont in the aggregate amount of $4,500,000 (made in six monthly installments of $750,000 between April and September 2002), used primarily to permit Ashmont to satisfy UNICCO's obligations to pay the deductible amounts to Travelers (the "Liquidity Payments"), plus payments by UNICCO directly to Travelers totaling approximately $6,285,000, for a combined aggregate amount of approximately $10,785,000.

                  - Payments by UNICCO directly to Liberty totaling approximately $612,000, to satisfy UNICCO's obligations to pay the deductible amounts owed to Liberty.

                  - Ashmont's use from April 1, 2002 of approximately $245,000 of the first Liquidity Payment from UNICCO to meet Ashmont's obligations to Liberty for Ashmont's reinsurance of an unaffiliated third party under various reinsurance agreements with Liberty ("Third Party Obligations"), as well as direct payments by UNICCO of approximately $204,000 to Liberty and approximately $156,000 to be paid to Travelers on account of Third Party Obligations.

                  - Other direct payments by UNICCO of approximately $906,000 to pay various fees and other obligations of Ashmont not related to a UNICCO insurance program, such as for audit, legal, controllership and bank fees, and including $360,000 to cover a capital call on an Ashmont partnership investment (the "Expense Payments").

                  - The execution and delivery by UNICCO as of December 24, 2002 of a guaranty to Fleet National Bank ("Fleet") in respect of the letter of credit facility between Fleet and Ashmont (the "UNICCO/Fleet Guaranty") under which there are approximately $15,400,000 of letters of credit outstanding, which guaranty was intended to be subordinate in right of payment to UNICCO's senior credit facility and senior in right of payment to the Notes.

                  - UNICCO's agreements to assume and guarantee all future Ashmont obligations through, inter alia, novation or release agreements with Travelers, Liberty and Fleet, assumption by UNICCO of Ashmont's obligations for future capital calls (estimated at approximately $2,600,000) under its partnership investments, and the proposed transfer of Ashmont's stock to a newly formed UNICCO subsidiary (the "Novation Transactions") in order to resolve Ashmont's regulatory issues in the Cayman Islands, and to ensure continued insurance coverage for UNICCO.

                  - UNICCO's failure, as a result of the accounting uncertainty caused by the foregoing, to timely file its annual and quarterly reports with the Securities and Exchange Commission ("SEC") and to provide the same to the Trustee and the holders of the Outstanding Notes.

                  - UNICCO's failure to cause to be delivered certain compliance certificates and notices to the Trustee, as specified in Section 4.04 of the Indenture.

ANALYSIS OF INDENTURE COVENANTS

         The Ashmont Transactions described above may have violated the following two covenants contained in the Indenture.

                  - Section 4.07--Restricted Investments. Section 4.07 of the Indenture restricts UNICCO from making a "Restricted Investment." An "Investment" under the Indenture includes "direct or indirect loans (including guarantees of Indebtedness (as defined in the Indenture) and other obligations), advances or capital contributions...."
                       There is an exception from the Restricted Investment provisions for "Permitted Investments," which include aggregate Investments at any time outstanding not exceeding $10 million (the "$10 Million Exception").

                  - Section 4.11--Transactions with Affiliates. Section 4.11 of the Indenture restricts UNICCO from certain transactions with affiliates, including any payment, loan or advance to, any guarantee for the benefit of, and any transaction with, an affiliate

                       (which is defined to include Ashmont). There is an exception for transactions with affiliates if the terms are "no less favorable to the Company... than those that would have been obtained in a comparable transaction by the Company...with an unrelated Person;" provided that if the transaction involves aggregate consideration (1) in excess of $500,000, there is approval by a majority of the disinterested members of the Board of Trustees, if any, and (2) in excess of $4 million, there is a fairness opinion from an investment bank. There is a specific exception from the Board approval and fairness opinion provisions for transactions between UNICCO and Ashmont if such transactions are "on terms that are not materially less favorable to the Company...than those that could have been obtained from an unaffiliated third party" (the "Ashmont Exception").

         The Ashmont Transactions arguably failed to comply with the Indenture's various provisions as follows:

                           - The LC Posting may have violated Section 4.11 of the Indenture as a prohibited transaction with a UNICCO affiliate.

                           - The LC Increase that caused the aggregate letters of credit to Travelers to exceed the $10 Million Exception may have violated Section 4.07 of the Indenture. Each subsequent LC Increase also may have constituted a violation of both Sections
                               4.07 and 4.11 of the Indenture.

                           - The Shareholder Loan, in combination with other Ashmont Transactions, may have violated Sections
                               4.07 and 4.11 of the Indenture.

                           - The 2001 Capital Call Loan and 2002 Capital Call Loan may have constituted affiliate transactions that violated Section 4.11 of the Indenture and, in combination with other Ashmont Transactions, may have violated Section 4.07 of the Indenture.

                           - The Liquidity Payments, the direct payments to Travelers and Liberty, the payment of the Third Party Obligations, and the Expense Payments may have constituted prohibited restricted investments and transactions with affiliates in violation of Section 4.07 and Section 4.11 of the Indenture.

                           - The UNICCO/Travelers Guaranty and UNICCO/Fleet Guaranty may have failed to comply with the provisions of Sections 4.07 and 4.11 of the Indenture.

                           - The Novation Transactions may prospectively cause UNICCO to further fail to comply with the provisions contained in Sections 4.07 and 4.11 of the Indenture.

         Additional Issues Resulting from the UNICCO/Fleet Guaranty. In addition to the potential violations described above, the unsecured UNICCO/Fleet Guaranty, which was imposed by Fleet as of December 24, 2002 as a condition of extending Ashmont's letter of credit facility, constitutes additional "Indebtedness" as defined in the Indenture, which may not have been permitted under Section 4.09 of the Indenture, governing permitted indebtedness. In addition, the UNICCO/Fleet Guaranty was intended by Fleet to be subordinate in right of payment to UNICCO's indebtedness under its senior credit facility and senior in right of payment to the Notes. Section 4.16 of the Indenture, known as the "anti-layering" covenant, prohibits the incurrence of indebtedness that is junior to the "Senior Debt" (as defined in the Indenture) and senior to the Notes in UNICCO's capital structure. UNICCO and Fleet propose to cure this deficiency by Fleet's discharging or expressly subordinating the UNICCO/Fleet Guaranty to the indebtedness represented by the Outstanding Notes, effective upon the refinancing of UNICCO's senior credit facility as discussed in "Refinancing of Credit Facility" below.

         Violation of Section 4.03. As a result of the foregoing, UNICCO has been unable to timely file its annual and quarterly reports with the SEC and thus has also violated the requirement contained in Section 4.03 of the Indenture, which requires UNICCO to furnish to the Trustee and each Holder of Notes within fifteen days of the required filing date all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K as well as all current reports on Form 8-K. In particular, on September 27, 2002, the Company filed a notification of its inability to timely file an Annual Report on Form 10-K with the SEC in respect of the fiscal year ended June 30, 2002, and on each of November 27, 2002, February 12, 2003, and May 14, 2003, the Company filed similar notifications with the SEC in respect of its inability to timely file quarterly reports on Form 10-Q for the first three quarters of its 2003 fiscal year. On January 3, 2003, the Company filed a Current Report on Form 8-K with the SEC in order to make public disclosure of the reasons for its inability to file such reports. The Company updated this information in a Current Report on Form 8-K filed on April 18, 2003.

         Violation of Section 4.04. As a result of the foregoing, UNICCO may also be deemed to have violated Section 4.04 of the Indenture, which requires the issuers of the Notes and each guarantor to (a) deliver a so-called "no default" certificate to the Trustee within ninety (90) days after the end of each fiscal year, (b) to cause UNICCO's independent public accountants to certify that no covenant defaults have come to their attention, and (c) to deliver to the Trustee an officers' certificate upon any officer of the Company becoming aware of any default or event of default and specifying the proposed action with respect thereto.

         Remedies for Violations. Under Section 6.01 of the Indenture, UNICCO's failure to comply with Sections 4.07 or 4.09 of the Indenture constitutes an "Event of Default." Under Section 6.02 of the Indenture, if an Event of Default occurs and is continuing, then U.S. Bank, N.A., as the successor Trustee under the Indenture, or the holders of 25% of the principal amount of the Notes, may accelerate the due date for payment of all Outstanding Notes. Section 6.01 of the Indenture further provides that any failure on the part of UNICCO to comply with any of its other agreements pursuant to the Indenture (including the provisions of Section 4.03, 4.04, 4.11 and 4.16) may become an Event of Default if UNICCO were to fail to come into compliance within sixty (60) days after written notice of such failure from the Trustee or holders of 25% of the principal amount of the Notes.

         Effect of Waiver. Based on the foregoing, and pursuant to Sections 6.04 and 9.02 of the Indenture, which permit the holders of a majority in principal amount of the Outstanding Notes to waive an existing Default or Event of Default under the Indenture and its consequences thereunder, UNICCO hereby seeks the Waivers in respect of any and all past and continuing violations of the Indenture occasioned by the Ashmont Transactions. In accordance with the provisions of Section 6.04 of the Indenture, upon such waiver, each such past or continuing Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture. The dollar amounts for the Ashmont Transactions set forth herein are as of the date of this Information Statement. Certain of such amounts, particularly payments to the insurers for deductible obligations, can be expected to increase between the date hereof and the effective date of the Waivers, and a consent to the Waivers shall be deemed a consent to the Ashmont Transactions regardless of the specific amount as of the effective date of the Waivers.

                        NEGOTIATIONS WITH CERTAIN HOLDERS

THE AD HOC COMMITTEE OF NOTEHOLDERS

         Following the filing of UNICCO's Current Report on Form 8-K on January 3, 2003, UNICCO entered into discussions with, and provided certain financial and business information (all subject to nondisclosure agreements) to Regiment Capital Advisors, LLC and Putnam Advisory Company, LLC, which are two institutional Holders (as defined in the Indenture) of Outstanding Notes who have indicated to UNICCO's management that they hold an aggregate of $20 million in principal amount of Outstanding Notes. These two institutional Holders constitute the members of the Ad Hoc Committee of Noteholders (the "Committee"). The Committee has notified UNICCO and the Trustee, as well as UNICCO's senior bank lenders, that the Committee considers certain of the Ashmont Transactions to constitute Defaults or Events of Default under the Indenture, and the Committee members have reserved their rights to pursue any available remedies against UNICCO and other parties.

         UNICCO's management determined that it would engage in discussions with representatives of the Committee due to the difficulty of identifying and negotiating separately with each Holder. UNICCO has agreed to reimburse the Committee members for their reasonable legal and other professional fees and expenses in connection with their efforts.

         In order to induce the members of the Committee to consent to the terms and conditions of this Solicitation, UNICCO has consented to enter into certain agreements with the Committee's members, including an asset disposition agreement and an investor rights agreement. These agreements, among other things, place certain restrictions upon UNICCO's ability to undertake certain actions without the consent of the Committee's members and provide for an amendment to the Company's By-Laws so as to formalize the existence of the Company's Advisory Board and add the members of the Committee as non-voting observers thereon, with certain limited approval rights, as more fully described below under the caption "Corporate Governance." These agreements also provide that the members of the Committee shall be indemnified in connection with any of their actions in their capacities as members of the Committee or as observers of the Company's Advisory Board. In the event of UNICCO's failure to pay interest on the Notes, the holders of a majority in principal amount of Notes then outstanding would be entitled to appoint a Special Trustee, who would replace the existing members of the Company's Board of Trustees.

         If the Waivers and the Amendments become effective, UNICCO will enter into the agreements referred to above with the members of the Committee, and representatives of the Committee initially will be elected to serve as Noteholder Observers to the Advisory Board, and one such representative will be designated as the Major Observer, as described in this Information Statement under the caption "Corporate Governance." Under the agreements to be entered into with the Committee's members, the members of the Committee will be under no duty to act on behalf of or in the best interests of the other Holders, and no representation, warranty or agreement is or will be made by any member of the Committee to the Holders with respect to the exercise of the Committee's rights under these agreements. Moreover, any such agreements may be amended, terminated or otherwise modified by the members of the Committee and UNICCO without the consent of or notice to the other Holders or the Trustee, including in a manner that may be adverse to the interests of one or more Holders. As a result, no assurance can be made to the Holders that the agreements to be entered into by UNICCO and the members of the Committee will provide the Holders with any benefits, or that the members of the Committee will act in the Holders' best interests, either pursuant to the agreements entered into with the Company, or as a Noteholder Observer or as a Major Observer.

TERMS DISCUSSED BY THE COMMITTEE AND UNICCO

         The terms of the Waivers and the Amendments being proposed herein reflect the results of over five months of negotiations between the Company and the members of the Committee and its counsel. These terms include the economic incentives, including the supplemental interest and the consent fees summarized in "The Amendments" below, that UNICCO has agreed to include in the Supplemental Indenture (the "Supplemental Indenture") attached hereto as Appendix A setting forth the Amendments.

         The members of the Committee have agreed to submit consents to the Waivers and Amendments in response to the Solicitation on the terms and conditions set forth in this Information Statement and the Supplemental Indenture attached hereto as Appendix A with respect to all of the Notes held by them, which they have stated constitute an aggregate of approximately $20 million, or approximately 42.4%, of the approximately $47.2 million aggregate principal amount of Outstanding Notes.

                                 THE AMENDMENTS

         UNICCO is soliciting the consent of the holders of the Outstanding Notes to amend the Indenture to incorporate the economic and other terms negotiated with the Committee, to facilitate the refinancing of UNICCO's senior bank credit facility, and to avoid further violations similar in nature to those occasioned by the Ashmont Transactions. These Amendments are necessary because the waiver provisions contained in Sections 6.04 and 9.02 of the Indenture do not permit a prospective or future waiver. Therefore, in accordance with Section 9.02 of the Indenture, which permits the holders of a majority in principal amount of the Outstanding Notes to amend or supplement the Indenture, UNICCO is seeking the consent of a majority in principal amount of the Outstanding Notes to the following amendments. The Amendments may modify the Indenture in ways that could adversely affect the market price of the Outstanding Notes. Set forth below is a brief summary of the Amendments.

         THE FOLLOWING SUMMARY AND REFERENCES TO THE AMENDMENTS AND THE SUPPLEMENTAL INDENTURE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SUPPLEMENTAL INDENTURE, THE FORM OF WHICH IS ATTACHED AS APPENDIX A. Capitalized words used herein not otherwise defined herein shall have the meanings ascribed thereto in the Supplemental Indenture.

SUPPLEMENTAL INTEREST

         The Notes currently bear interest at a fixed rate of 9-7/8% per annum. If the Amendments become effective, then commencing the effective date of the Supplemental Indenture, the interest rate payable on the Notes will be increased by 3-1/8% to a fixed rate of 13% per annum until maturity (the "Supplemental Interest Rate"). Except with respect to an amendment to the form of global note held by DTC, UNICCO will not issue any certificate, coupon, promissory note or any other instrument to give effect to the increase in the interest rate payable on the Notes and intends the Supplemental Interest Rate to be paid on the outstanding Notes by operation of Section 4.01A of the Supplemental Indenture. On or promptly after the date of the Supplemental Indenture, the Company shall reissue the amended form of global note to DTC in exchange for the existing global note. UNICCO would pay interest in cash at the Supplemental Interest Rate on the current semi-annual interest payment dates (April 15 and October 15 of each year), notwithstanding the original rate set forth on the face of the Notes and in Paragraph 1 thereof. The Supplemental Interest Rate will begin accruing the effective date of the Supplemental Indenture, and will be paid on October 15, 2003 and each interest payment date thereafter.

         The Supplemental Indenture provides that the Supplemental Interest Rate will automatically increase by 1% per annum from 13% to 14% per annum in the event that the Company fails to meet its obligation to purchase a minimum amount of Notes on a quarterly and yearly basis, as further described below under the caption "Note Repurchases," or if the Company fails to use certain proceeds of any sale of its assets for the repurchase of Notes, as further described below under the caption "Disposition of Certain UNICCO Assets." The Supplemental Indenture provides that the higher, 14% per annum, interest rate will apply from the date, if any, on which the Company fails to make a required minimum repurchase of Notes or fails to apply the required net proceeds from the sale of any Company assets for repurchase of Notes until the earlier to occur of (i) payment of the Notes in full, or (ii) the Company's satisfaction of its minimum repurchase requirements under the Supplemental Indenture.

CONSENT FEE

         In addition to the Supplemental Interest Rate described above, if the Waivers are obtained and the Amendments become effective, UNICCO agrees to pay in cash promptly following the effective date of such Amendments a consent fee equal to $1 million in the aggregate, without interest (the "Initial Consent Fee"), payable pro rata to the Paying Agent for the benefit of Holders of the Outstanding Notes. In addition, UNICCO agrees to pay an additional consent fee of up to an additional $3 million in cash (plus accrued interest from the effective date of the Amendments at the rate applicable to the Notes) (the "Back-End Consent Fee") upon the maturity of the then-outstanding Notes on October 15, 2007 (or earlier, in the event the principal amount of the Notes are repaid earlier by acceleration); provided, however, that no Back-End Consent Fee (or interest thereon) shall be paid if the Outstanding Notes plus all accrued and unpaid interest thereon are repaid in their entirety on or prior to March 31, 2006. The applicable Back-End Consent Fee payable shall be payable pro rata to the Paying Agent for the benefit of Holders of the then-outstanding Notes based upon their percentage ownership of aggregate principal amount of all Notes outstanding on the applicable payment date, and the aggregate Back-End Consent Fee paid to all such Holders shall be equal to the product of (I) $3,000,000 multiplied by (II) the quotient of (X) the total principal amount of all Notes outstanding on March 31, 2006 divided by (Y) the total principal amount of all Outstanding Notes on the effective date of the Supplemental Indenture.

         In respect of the Initial Consent Fee and the Back-End Consent Fee, UNICCO does not plan to issue to Holders of Outstanding Notes any certificate, coupon, note, or other instrument evidencing UNICCO's obligation to pay the Back-End Consent Fee upon the maturity (or earlier repayment or redemption) of the Notes, in order to avoid the necessity for an exchange offer or other recall of Notes held by Holders. UNICCO intends to give effect to the right to receive the Back-End Consent Fee by operation of Section 4.01A of the Supplemental Indenture. As a result, any Holder who transfers his, her or its Notes will also be transferring the right to receive, subject the aforementioned conditions, the Back-End Consent Fee to the transferee of such Holder's Notes.

NOTE REPURCHASES

         Subject to the conditions described below, the Supplemental Indenture attached hereto as Appendix A would require UNICCO to utilize $1 million to repurchase Notes (including any payments of accrued interest thereon) using any of the three methods described in the next paragraph within sixty (60) days after the end of each fiscal quarter commencing with the Company's fiscal quarter ending September 28, 2003, except that with respect to the last fiscal quarter of each fiscal year the period to repurchase Notes will be 90 days after the end of such fiscal quarter. In addition, the Supplemental Indenture would require UNICCO to use 50% of its "Excess Cash Flow" for the purpose of additional Note repurchases (including any payments of accrued interest thereon) following the end of its fiscal year ending June 27, 2004 and 75% of its Excess Cash Flow for additional Note repurchases (including any payments of accrued interest thereon) following the end of each fiscal year thereafter (the applicable percentage with respect to a fiscal year, the "Applicable Percentage"). As further specified in the Supplemental Indenture, the term "Excess Cash Flow" is generally defined as the Company's net income plus interest expense, income tax expense, depreciation, amortization, extraordinary losses and non-cash charges and certain insurance accruals, less certain insurance premiums and loss payments and fixed charges.

         The Supplemental Indenture requires UNICCO to calculate its Excess Cash Flow within twenty (20) business days following the earlier of (A) delivery of its fiscal year-end financial statements, and (B) the date on which such financial statements are required to be delivered (such earlier date, the "Calculation Date"). The Supplemental Indenture would then require UNICCO to utilize the Applicable Percentage of its Excess Cash Flow (plus, to the extent not already utilized, the quarterly $1 million amount referenced in the preceding paragraph with respect to the Company's fourth fiscal quarter) to repurchase Notes within thirty (30) days after the Calculation Date (i) in privately-negotiated transactions (with the Company having the sole discretion to select Notes for repurchase from any Holder or Holders), (ii) via a tender or similar offer at prices up to par value, or (iii) via redemptions of then-outstanding Notes at the stated premium per the optional redemption provision of Section 3.07 of the Indenture. The Company would be permitted, in its sole discretion, to repurchase then-outstanding Notes during the above-mentioned periods using any one, or any combination of, the three methods described in clauses (i) through (iii) in the immediately preceding sentence; provided, however, that if the Company is not then otherwise barred from repurchasing Notes, the Company must avail itself of the method prescribed in clause (iii) if it has otherwise been unable to avail itself of the methods prescribed under clauses (i) and (ii). In the case of a redemption pursuant to clause (iii) above, the Company will be deemed to have timely complied with its repurchase obligations under clause (iii) if it provides the required redemption notice before the end of the applicable repurchase period (as the case may be) and then effects such redemption in accordance with the redemption notice and the provisions of Article 3 of the Indenture governing such redemptions.

         The Supplemental Indenture would require the Company to expend a minimum of $4 million for the repurchase of Notes in respect of the Company's fiscal year ending June 27, 2004 and a minimum of $6 million for the repurchase of Notes in respect of each subsequent fiscal year of the Company. In the event that the Company fails to meet its minimum obligations to repurchase Notes, then the Supplemental Interest Rate will automatically increase from 13% per annum to 14% per annum from the date of such failure by the Company until the earlier to occur of (i) payment of the Notes in full, or (ii) the Company's satisfaction of its minimum repurchase requirements under the Supplemental Indenture. The Supplemental Indenture provides that any repurchases of Notes by the Company in respect of any period that exceed the minimum amount of Notes required to be repurchased for such period shall be deemed carried over for purposes of satisfying the Company's minimum repurchase obligations in respect of subsequent periods. However, the Company's new senior credit facility described below contains provisions that may restrict the Company's ability to repurchase Notes in any period.

         The Supplemental Indenture conditions UNICCO's obligations to effect Note repurchases, among other things, and without limitation, on UNICCO having at all times not less than a minimum amount of availability under the new senior credit facility (the "New Credit

Facility") described below under "Refinancing of Credit Facility." This minimum amount of availability will initially be $7.5 million on the effective date of the Supplemental Indenture and thereafter increases by $200,000 on the first calendar day of each of the first twenty-two (22) subsequent calendar months, and by $100,000 on the twenty-third (23rd) such month, and thereafter it shall be permanently equal to $12,000,000. Notwithstanding the foregoing, in the event that the Company's debts, obligations and payables are then current in the ordinary course of business, then the minimum availability requirement will be reduced to $10,000,000 in the event that the Company's audited financial statements for the fiscal year ending in June 2005 demonstrate that the Company is in compliance with the terms and conditions of the Company's New Credit Facility and that the Company maintained at the end of each fiscal quarter of such fiscal year a fixed charge coverage ratio of at least 1.25-to-1.0, with such ratio to be determined in accordance with the Company's New Credit Facility; provided, however, that (1) the Company's availability under the New Credit Facility shall have been equal to or greater than the minimum availability requirement described above in this paragraph for each of the thirty (30) calendar days preceding any repurchase or redemption of any Notes by the Company, (2) the average of the Company's availability under the New Credit Facility over such thirty (30) calendar day period preceding any repurchase or redemption of any Notes shall have been equal to or greater than the then-current minimum availability requirement plus an additional $3,000,000 (except that such additional $3,000,000 shall not apply with respect to any repurchase of any Notes effected with the proceeds of any sale of assets in accordance with the asset disposition agreement described below under the heading "Disposition of Certain UNICCO Assets"), and (3) the Company's availability under the New Credit Facility shall be equal to or greater than the then-current minimum availability requirement plus an additional $2,000,000 (in lieu of the $3,000,000 referenced in clause (2)) with respect to the day of, and the next business day immediately following, any repurchase or redemption of Notes.

         The Supplemental Indenture further conditions UNICCO's ability to effect Note repurchases on UNICCO's timely delivery to the lender under the New Credit Facility of financial statements satisfactory to such lender with respect to the fiscal quarter or fiscal year, as the case may be, with respect to which such repurchases of Notes are required to be made. The Company's ability to effect any repurchases of Notes under the Supplemental Indenture is also further subject to the condition that the Company shall then be in compliance with the fixed charge coverage ratio covenant set forth in the New Credit Facility with respect to the most recent fiscal quarter and prior four fiscal quarters.

FINANCIAL COVENANTS

         The Supplemental Indenture would impose certain financial covenants on UNICCO, including the maintenance by UNICCO of a senior debt ratio, a fixed charge coverage ratio, minimum EBITDA, maximum capital expenditures and minimum account receipts. These covenants are specified in Sections 4.20 and 4.20A of the Indenture, as amended by the Supplemental Indenture attached hereto as Appendix A. The associated definitions are as set forth therein and in the New Credit Facility.

DISPOSITION OF CERTAIN UNICCO ASSETS

         Based on the negotiations regarding the Waivers and Amendments that UNICCO's management has had with the Committee, UNICCO would enter into an asset disposition agreement with the members of the Committee whereby UNICCO would explore the sale of certain non-core assets of the business, not to exceed $6 million in any fiscal year, as well as the sale of UNICCO's operations in Canada. While neither the Supplemental Indenture nor the asset disposition agreement would require UNICCO to sell any such assets (apart from a requirement that UNICCO dispose of its economic interest and liability under the aircraft it currently leases as promptly as commercially practicable), the Supplemental Indenture and the asset disposition agreement would require the net proceeds of any such sale of non-core contracts and assets (excluding the aircraft leased by UNICCO), when they total at least $1 million, to be applied exclusively to the repurchase of Notes, over and beyond the quarterly and annual minimum Note repurchase requirements contained in the Supplemental Indenture, to the extent permitted by the New Credit Facility. Up to one half of such proceeds will be used to repurchase Notes within a period that will range between forty-five (45) and sixty (60) days following such asset sale (depending on when within a calendar month such an asset sale closes); up to an equivalent amount of such proceeds will be used to repurchase Notes after the end of the fiscal year in which such asset sales are made and after the preparation of year-end financial statements and the appropriate testing of certain financial covenants described in the Supplemental Indenture. Such asset sales may take the form of sales of the capital stock of UNICCO subsidiaries. In all cases, the ability of the Company to use the proceeds from any such sale of assets or stock to repurchase Notes will be subject to the conditions described above under the heading "Note Repurchases" as well as certain conditions in respect of minimum collections of accounts receivables relating to the assets sold. The net proceeds from the sale of the aircraft leased by UNICCO, if any, shall be retained by UNICCO.

CERTAIN REDUCTIONS OF UNICCO EXPENSES

         The Supplemental Indenture contains various provisions that would obligate UNICCO to reduce or otherwise limit certain expenditures. In particular, the Supplemental Indenture would require UNICCO to reduce the total annual compensation paid to Steven C. Kletjian, Richard J. Kletjian and Robert
P. Kletjian (the "Kletjian brothers") by an aggregate of $200,000, such that the total annual compensation paid to them shall not exceed, $1,939,000, with the apportionment of such compensation reduction to be determined by UNICCO in its sole discretion; provided, however, that the $200,000 reduction in compensation would be restored to the Kletjian brothers once the Company has repurchased a total of $12 million of Notes pursuant to the various repurchase provisions of the Supplemental Indenture or otherwise. In addition, the Supplemental Indenture would require UNICCO during its fiscal year ending in June 2004 to reduce (as compared to its immediately preceding fiscal year) certain line items within its selling, general and administrative expenses by an amount that, when annualized, shall be at least equal to $500,000, such line items to be determined by the Company in its sole discretion; provided, however, that the Company would not be credited for this purpose for any cost savings it may obtain as a result of any reduction in the size of the Company's Advisory Board or the Company's ceasing to file reports with the SEC.

EXTENSION OF EXISTING SHAREHOLDER LOAN

         The Supplemental Indenture provides that the maturity date of the Shareholder Loan in the aggregate principal amount of $3,750,000, if permitted by applicable law, would be extended from March 15, 2004 to January 1, 2006. No principal payments would be required prior to maturity and interest is permitted to accrue until maturity. The Company has agreed not to otherwise modify, waive, alter, extend the maturity, reduce the interest rate, relinquish or terminate any of its rights and remedies under the Shareholder Loan.

CORPORATE GOVERNANCE

         The Supplemental Indenture would provide that up to two representatives of the Holders (initially to be Richard T. Miller of Regiment Capital Advisors, LLC, and Neal Reiner of Putnam Advisory Company, LLC, or their respective designees) would be entitled to attend all meetings of the Advisory Board as non-voting observers thereon and would be entitled to receive all notices of such meetings as given to the members of the Company's Advisory Board, and copies of all documents distributed to the members of the Advisory Board in connection therewith (each such representative, a "Noteholder Observer" and Richard T. Miller, or his designee, the "Major Observer"; provided, however, that the Major Observer shall become Neal Reiner, or his respective designee, in the event that Putnam Advisory Company, LLC, its affiliates and/or managed accounts shall come to hold an aggregate principal amount of Notes that exceeds the amount then held by Regiment Capital Advisors, LLC, its affiliates and/or managed accounts). Each such Noteholder Observer may be replaced at any time, and from time to time, by the written consent of the Holders of a majority in aggregate principal amount of Notes then outstanding). UNICCO would agree to maintain the Advisory Board, and the Noteholder Observers thereon, unless otherwise consented to in writing by the Holders of not less than a majority in principal amount of the then outstanding Notes (without the need for a subsequent supplemental indenture).

         The Supplemental Indenture would require majority action on the part of the Advisory Board to resolve any material disagreement concerning a proposed Company course of action between the Company's Chief Executive Officer, Steven
C. Kletjian, or the Company's President and Chief Operating Officer, George A. Keches, or their respective successors-in-office. In addition, the Supplemental Indenture would require the prior written consent of the Major Observer for any material transaction or decision involving: (i) the Company (including any Company subsidiary), on the one hand, and any member of the Kletjian family, or any affiliate of the Company, or any person affiliated with any member of the Kletjian family, on the other hand, (ii) the Company's modification of the responsibilities or the terms of employment of George A. Keches, its President and Chief Operating Officer, in a manner that reduces such responsibilities or is materially adverse to him, or his dismissal or termination, (iii) the commencement by the Company of any insolvency or other similar voluntary proceedings in bankruptcy (to the fullest extent permissible under applicable law), and (iv) any acquisition or divestiture by the Company or any of its subsidiaries of any of its assets, except for any such acquisition or divestiture that is in accordance with the asset disposition agreement described in this Information Statement under the heading "Disposition of Certain UNICCO Assets," or that is made by the Company in the ordinary course of business. For purposes of clause (i) above, a transaction or series of transactions shall be deemed "material" if it involves aggregate consideration equal to or in excess of $50,000, and is not otherwise permitted under the Indenture, as amended by the Supplemental Indenture. For purposes of clause (iv) above, a transaction or series of transactions shall be deemed "material" if it involves aggregate consideration equal to or in excess of $250,000.

         In addition to the above provisions, the Supplemental Indenture would require the Company in certain circumstances to obtain the prior written consent of the Major Observer before the Company could grant new liens or borrow additional funds.

         Furthermore, one of the conditions of the Solicitation is a provision that requires the Company to have amended and restated its By-Laws and to have entered into an investor rights agreement with each of its stockholders and with each of the members of the Company's Board of Trustees which provides that, under certain circumstances involving a failure to pay interest on the Notes, the incumbent members of the Board of Trustees of the Company shall be automatically removed from office, and the Holders shall be entitled to elect a Special Trustee in their stead. The Special Trustee shall be empowered to exercise all of the powers of the Board of Trustees, including negotiating and consummating a sale of the Company.

ENHANCED REPORTING; ELIMINATION OF SEC FILING OBLIGATIONS

         Section 4.03 of the Indenture would be amended to provide for certain enhanced reporting obligations of UNICCO to the Holders of Notes. In particular, the Holders who request such documents would be entitled to receive (i) copies of any reports containing financial statements provided to the holders of Senior Debt, and (ii) an officers' certificate regarding compliance with the Indenture covenants within thirty (30) days of the close of each month. In addition, UNICCO would arrange for a meeting or telephone conference call open to all Holders of Notes (and other parties, if UNICCO deems it necessary or advisable under applicable law) on at least a quarterly basis or, upon the request of the Holders of a majority of the then-outstanding Notes, on a more frequent basis of up to once per month. These enhanced reporting requirements would remain in effect indefinitely unless otherwise consented to in writing by the holders of not less than a majority in principal amount of the then-outstanding Notes (without the need for a subsequent supplemental indenture).

         Section 4.03 of the Indenture would be further amended so as to suspend UNICCO's contractual requirement to file any periodic reports with the SEC for any period prior to and including the fiscal quarter ending March 2006, or such later date or period as may at such time be determined by the Holders of a majority in principal amount of the then-outstanding Notes (without the need for a subsequent supplemental indenture). This suspension shall not apply during any time period that UNICCO shall be required to file periodic reports with the SEC under the Securities Exchange Act of 1934, as amended, or other applicable federal securities laws. During any period in which UNICCO shall not be required to file any periodic reports with the SEC by operation of the terms of the Supplemental Indenture or applicable federal securities laws, the Supplemental Indenture would require it in lieu thereof to provide annual

(audited) and quarterly (unaudited) financial statements to the Holders, in a form substantially similar to that which would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q, respectively, if the Company were required to file such forms, and (ii) information (excluding any exhibits thereto) substantially similar to what would be required to be filed with the SEC on a Current Report on Form 8-K if the Company were then required to file a Form 8-K with the SEC, in addition to the reports referred to in the preceding paragraph. The Supplemental Indenture would require the Company to furnish such information to each Holder promptly, but in any event not later than the fifteenth (15th) day after the filing date when such reports would have been required to be filed with the SEC if the Company were required to do so.

         Notwithstanding the foregoing, the Supplemental Indenture provides that, with respect to the Company's fiscal year ending June 29, 2003, the Company shall not be required to deliver its audited year-end financial statements and the written statement of the Company's independent public accountants pursuant to Section 4.04 of the Indenture (certifying that no covenant defaults have come to their attention) until October 31, 2003. In addition, any financial statements for periods ending prior to June 29, 2003 provided for comparative purposes are not required to be audited nor in conformity with GAAP.

         Management believes that the elimination of SEC reporting is in the best interests of both UNICCO and the holders of the Notes. UNICCO's management notes that UNICCO's SEC reporting requirements were imposed by the Indenture when the amount of outstanding Notes was $105 million rather than the current $47.2 million. At this level, the Company's management believes that SEC reporting does not afford sufficient liquidity to justify the expense and competitive disadvantage imposed on UNICCO.

RESTRICTED PAYMENTS; RESTRICTED INVESTMENTS

         The provisions of Section 4.07 of the Indenture would be amended so as to permit UNICCO to make direct or indirect loans (including assumptions of liabilities or guarantees of indebtedness and other obligations), advances, or capital contributions in respect of Ashmont. UNICCO's management currently estimates that the remaining liabilities of Ashmont total approximately $18 million over a period of five years.

TRANSACTIONS WITH AFFILIATES

         The existing Ashmont Exception contained in Section 4.11 of the Indenture would be clarified so as to permit UNICCO to engage in transactions with Ashmont in the nature of the Ashmont Transactions described above under the caption "The Ashmont Transactions," including any payment, loan or advance to, or any assumption of liabilities or any guarantee for the benefit of Ashmont; provided, however, that the aggregate net amount thereof does not exceed $18 million.

PERMITTED DEBT; UNICCO/FLEET GUARANTY

         Section 4.09 of the Indenture would be amended to provide that the "Permitted Debt" allowed thereunder in connection with the New Credit Facility would be an amount not to exceed $66.0 million at any time outstanding. Section
4.09 would be also amended to add the UNICCO/Fleet Guaranty (along with any other agreements of UNICCO to assume and/or guarantee all future obligations of Ashmont with Travelers, Liberty and Fleet, and the assumption by UNICCO of up to $2.6 million of Ashmont's obligations for future capital calls) and Ashmont's obligations to Fleet under the letter of credit facility from and after the date that Ashmont becomes a subsidiary of the Company, to the list of items constituting "Permitted Debt" thereunder; provided, however, that UNICCO shall cause Fleet to subordinate the UNICCO/Fleet Guaranty to the Notes upon the refinancing of the senior debt described below.

ACQUISITION OF ASHMONT; SUBSIDIARY GUARANTY

         The Supplemental Indenture contemplates that the shareholders of Ashmont will contribute their Ashmont shares to UNICCO or a subsidiary of UNICCO, for nominal consideration, making Ashmont a wholly-owned subsidiary of UNICCO. Such transfer is anticipated to take place as part of the resolution of Ashmont's regulatory issues in the Cayman Islands. Ashmont would be re-named, and would not engage in any insurance business (it has not engaged in any new insurance business since March 31, 2002).

         The Indenture requires each of UNICCO's domestic subsidiaries to guarantee the Notes on a joint and several basis. As Ashmont is a Cayman Islands corporation, it would not be required to guarantee the Notes. However, any UNICCO subsidiary organized pursuant to the laws of a U.S. jurisdiction that might serve as a holding company for the Ashmont shares would be required to execute a guarantee of the Notes.

                                THE SOLICITATION

GENERAL

         Subject to the satisfaction of certain conditions, following the filing with the Trustee under the Indenture of evidence satisfactory to the Trustee of the Requisite Consents (as hereinafter defined) with respect to the Waivers and the Amendments, and the adoption by UNICCO's Board of Trustees of resolutions approving the Amendments and authorizing the execution of the Supplemental Indenture, the Supplemental Indenture will be executed by each required party thereto and become immediately effective. Thereafter, all current Holders and subsequent holders of the Outstanding Notes will be bound by such Supplemental Indenture, regardless of whether they consented to the Waivers and Amendments. If the Solicitation is terminated for any reason before the filing with the Company of the Requisite Consents, the Supplemental Indenture will not be adopted and the proposed Amendments will not become effective.

REQUISITE CONSENT

         Pursuant to the Indenture, the Waivers and Amendments cannot be made until there has been filed with the Trustee under the Indenture evidence satisfactory to said Trustee of the written consent thereto of the Holders (as defined in the Indenture) of at least a majority in principal amount of the then outstanding Notes at the time such consent is given (such necessary majority being referred to herein as the "Requisite Consent"), and satisfaction of the other conditions set forth herein and in the Indenture.

         As of the date of this Information Statement, approximately $47.2 million in aggregate principal amount of Notes are outstanding under the Indenture. Accordingly, the holders of approximately $23.6 million in aggregate principal amount of Notes constitute the Requisite Consent. The representatives of the Committee have agreed in writing to consent to the Solicitation on the terms and conditions set forth in this Information Statement and the Supplemental Indenture attached hereto as Appendix A. They have advised UNICCO that they hold approximately $20 million of Notes in the aggregate, equal to approximately 42.4% of the aggregate Outstanding Notes.

TIMING AND MECHANICS OF CONSENT

         No Waiver or Consent will be valid unless and until the Supplemental Indenture, the Investor Rights Agreement, the Asset Disposition Agreement, and the amended and restated By-Laws of the Company, (collectively, the "Transaction Documents") are duly executed and delivered on or before the ninetieth (90th) day after the date of this Information Statement, or such later date as may be mutually agreed upon by the Company and the members of the Committee. The execution and delivery of the Transaction Documents are conditioned on (i) the receipt by the Company of the requisite validly delivered Waivers and Consents (that are not revoked) prior to the Deadline Date, (ii) receipt by the Trustee of such resolutions, certificates and opinions regarding the Transaction Documents as the Trustee or Committee may reasonably request, and (iii) the absence of any law or regulations which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the proposed Waivers and Consents, the entering into of the Transaction Documents or the payment of the consent fees or Supplemental Interest, or question the legality or validity thereof.

         The Supplemental Indenture contains additional customary closing conditions that must be satisfied in connection with the refinancing of the Company's senior credit facility and certain related matters before the Supplemental Indenture will be deemed to be effective. The complete list of these conditions is contained in Section 36 of the Supplemental Indenture attached hereto as Appendix A.

         All consents that are properly completed, signed and delivered to the Information Agent prior to the Deadline Date and not revoked will be given effect in accordance with the specifications thereof. The Solicitation materials are being mailed to all record Holders of the

Notes, and to as many beneficial Holders of the Notes as the Company is reasonably able to identify. Holders who desire to consent to the Solicitation should so indicate by signing and dating the Consent Letter included herewith and mailing, faxing or otherwise delivering it to the Information Agent at the address listed on the front cover hereof, in accordance with the instructions contained therein. Holders must consent to all the Waivers and Amendments, or to none of them.

         Only record Holders (i.e., persons in whose name a Note is registered or their duly designated proxies) may execute and deliver a consent. DTC is expected to grant an omnibus proxy authorizing DTC participants to deliver a consent. Accordingly, for the purposes of this Solicitation, the term "Holder" shall include DTC participants who held Notes through DTC as of July 17, 2003 (the "Record Date"). In order to cause a consent to be given with respect to Notes held through DTC, such DTC participants must complete and sign the Consent Letter, and mail or deliver it to the Information Agent at its address or facsimile set forth on the front cover page of this Information Statement pursuant to the procedures set forth herein and therein.

         A beneficial owner of an interest in the Notes held through a DTC participant must complete and sign the form of proxy and deliver it to such DTC participant in order to cause a consent to be given by such DTC participant with respect to such Notes.

         Holders must sign each Consent Letter in exactly the same manner as their name(s) appear(s) on DTC's security position listing as of the Record Date. If Notes to which a consent relates are held by two or more joint Holders, all such Holders must sign the Consent Letter. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to the Company of such person's authority so to act. If Notes are held in different names, a separate Consent Letter must be executed covering each name. If a Consent Letter is executed by a person other than the Holder(s) on the Record Date, it must be accompanied by a proxy in substantially the form included herewith, duly executed by such Holder(s), with signature guaranteed by a firm which is a participant in an authorized signature guarantee program (an "eligible institution"), confirming the right of the signatory to execute the consent on behalf of such Holder.

         If a consent relates to fewer than all of the Notes held of record as of the Record Date by the Holder providing such consent, such Holder must indicate on the Consent Letter the aggregate dollar amount (in integral multiples of $1,000) of such Notes to which the consent relates. Otherwise, the consent will be deemed to relate to all such Notes held by such Holder.

         HOLDERS WHO WISH TO CONSENT TO THE SOLICITATION SHOULD HAND DELIVER OR SEND BY OVERNIGHT COURIER OR BY FACSIMILE THEIR PROPERLY COMPLETED, EXECUTED AND DATED CONSENT LETTER TO THE INFORMATION AGENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND IN THE CONSENT LETTER. REVOCATIONS OF CONSENTS SHOULD BE SENT TO THE INFORMATION AGENT. NEITHER THE CONSENT NOR REVOCATIONS OF CONSENT SHOULD BE SENT TO THE COMPANY.

         THE COMPANY RESERVES THE RIGHT TO RECEIVE CONSENTS BY ANY OTHER REASONABLE MEANS OR IN ANY FORM THAT REASONABLY EVIDENCES THE GIVING OF A CONSENT.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocation of the consents will be resolved by the Company, in its sole discretion, which resolution shall be final and binding. The Company reserves the right to reject any and all consents not validly given or any consents the Company's acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities or conditions of the Solicitation. The interpretation of the terms and conditions of the Solicitation (including the consents and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of consents must be cured within such time as the Company shall determine. None of the Company, the Information Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to deliveries of consents, nor shall any of them incur any liability for failure to give such notification.

DEADLINE DATE; EXTENSIONS; AMENDMENT

         The term "DEADLINE DATE" means the earlier of 5:00 P.M. Eastern Time, on (i) July 24, 2003, or such later date to which the Solicitation shall have been extended, or (ii) the date on which the Company first receives the Requisite Consent. The Company reserves the right to extend the Solicitation at any time and from time to time, by giving written notice to the Information Agent no later than 5:00 p.m., Eastern Time, on or before the next business day after the previously announced Deadline Date, but in no event beyond the ninetieth (90th) day after the date of this Information Statement without the consent of each of the members of the Ad Hoc Committee. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the registered Holders of the Notes). Such announcement or notice may state that the Company is extending the Solicitation for a specified period of time or on a daily basis until 5:00 p.m., Eastern Time, on the date on which the Requisite Consent has been received.

         The Company expressly reserves the right for any reason (i) to terminate the Solicitation at any time prior to the date on which the Requisite Consent has been received, by giving written notice of such termination to the Information Agent, and (ii) not to extend the Solicitation beyond the initial or any subsequent Deadline Date. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders of the Notes).

         The Company reserves the absolute right to amend, waive or modify the terms of the Solicitation and this Information Statement. Any such action by the Company, if material, will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders of the Notes).

REVOCATION OF CONSENTS

         A person who has executed and delivered a valid consent with respect to a particular Note or an assignee or successor to such person may at any time prior to the Deadline Date revoke such consent; provided, however, that: (a) such person, assignee or successor is the registered holder of, or a DTC Participant that executed such consent with respect to, the Note as to which such revocation is applicable at the time such revocation is given, and (b) the Holders of at least a majority in aggregate principal amount of Notes have not previously consented to the Solicitation.

         In the case of a consent executed by a person that holds a particular Note through a bank, brokerage firm or other nominee, such consent may be revoked only upon the instruction of the beneficial owner (and only such beneficial owner) on whose instruction such consent was given, or upon the instruction of a subsequent beneficial owner of the same interest in such Note.

         To be valid, any such revocation must (i) indicate the name(s) and address(es) of the registered holder(s) or beneficial owner(s) revoking the consent, the serial number(s) of the Note(s) (or the beneficial owners' account number and firm through which Notes are held as applicable), the principal amount, and their serial number or numbers, to which such revocation relates and
(ii) be delivered to the Information Agent on a timely basis.

                                   THE COMPANY

         UNICCO provides integrated facilities services to a broad base of industrial, commercial and institutional clients throughout the United States and Canada. The Company offers an extensive array of commercial, operational and administrative services to its customers, providing a single source solution for those services that can be cost-effectively outsourced. Services offered by the Company include industrial and mechanical engineering, plant operations, custodial and maintenance services and administrative services. UNICCO Service Company was founded as a Massachusetts corporation in 1949, and was reorganized as a Massachusetts business trust in 1988. UNICCO is a subchapter S company for federal and certain state income tax purposes.

         In October 1997, the Company consummated a $105 million Senior Subordinated Notes offering (the "Notes Offering") and entered into a $45 million Amended and Restated Revolving Credit Agreement (as subsequently amended and increased to $60 million, the "Credit Facility"). The net proceeds from the Notes Offering and the Credit Facility were used to repay the Company's then-existing indebtedness. During the second and third quarters of fiscal 2000, the Company repurchased $57.9 million of its Senior Subordinated Notes. As of the date of this Information Statement, approximately $47.2 million of Notes remained outstanding.

         UNICCO offers a range of integrated outsourced facilities management and support services relating to the operation and maintenance of buildings and plants. These services are designed to optimize the facility's operating efficiency while relieving the Company's customers from the management and personnel burdens associated with non-core functions.

         The Company's building operation and maintenance services include traditional custodial functions such as janitorial and housekeeping services, and mechanical and plant maintenance, which are provided to customers across the Company's various market sectors. In connection with the Company's total facility management concept, the Company provides additional contract building services in the areas of grounds maintenance, mobile facilities maintenance, utility operations, energy management, recycling, snow removal and building systems controls.

         The Company supplies certain facility support services and a combination of manufacturing and administrative support functions to its customers. The Company has partnered with a number of organizations in supplying process management and staffing in the areas of production support, warehousing, distribution, shipping and receiving, preventive and predictive maintenance of manufacturing equipment, waste water treatment and chemical distribution systems maintenance and reprographic and mailroom operations support.

         The Company also selects, manages and integrates services provided by third parties into the Company's overall portfolio of services. For example, the Company is able to provide sub-contracted services in areas such as facility renovation, facility planning, space design and office relocation to relieve its customers of individually searching for and contracting with suppliers of these services.

         The Company has two operating units, a Commercial Division and an Industrial Division, which are regionally organized. The Company's customer service functions in these divisions are organized geographically under a system of regional managers.

         The Company has approximately 1,200 active customer accounts, including several Fortune 500 companies, operating in a wide variety of business sectors including commercial real estate, banking, insurance, consumer products, retail, automotive and heavy equipment manufacturing, pharmaceuticals, telecommunications, high technology, aerospace, defense contracting and chemical manufacturing. In addition, the Company provides services to government agencies, colleges and universities and other organizations and institutions such as museums and sports facilities. The Company services customers in 48 states, including Hawaii, and each of the Canadian provinces. The Company has enjoyed a long-term relationship with many of its largest customers.

         The Company employs approximately 20,000 employees. Approximately 45% of the Company's work force is unionized under more than 125 different union contracts.

                          CERTAIN FINANCIAL INFORMATION

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This Information Statement and the documents it incorporates by reference contain forward-looking statements, including statements regarding revenues and earnings that are based on the Company's expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which the Company operates. The statements contained in this Information Statement and the documents incorporated into it are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, reversals or slowdowns in the markets of the Company's customers, competitors' actions, dealings with labor unions, the Company's ongoing insurance exposure, Ashmont's financial condition (including the illiquidity of its investments, the amount of its deficit and its inability to meet cash flow obligations), insurance regulatory and contractual requirements affecting the Company and Ashmont, actions of regulators, the Company's degree of leverage, restrictions in the Company's debt agreements, the inability to negotiate necessary forbearance arrangements, waivers and consents from lenders, or to refinance the Company's indebtedness, and other acts of third parties, as well as other factors which are described in the Company's Registration Statement on Form S-4 (File No. 333-42407), and periodic reports filed with the Securities and Exchange Commission from time to time.

PRIOR FINANCIAL INFORMATION

         On September 24, 2001 the Company filed an Annual Report on Form 10-K with the SEC for the fiscal year ended June 24, 2001 (the "2001 Annual Report"). On each of November 7, 2001, February 20, 2002 and May 8, 2002 the Company filed Quarterly Reports on Form 10-Q with the SEC (the "Quarterly Reports"). On September 27, 2002, the Company filed a notification of its inability to timely file its Annual Report on Form 10-K with the SEC in respect of the fiscal year ended June 30, 2002. On each of November 27, 2002, February 12, 2003, and May 13, 2003 the Company filed similar notifications with the SEC in respect of its inability to timely file its quarterly reports on Form 10-Q for the first three quarters of fiscal 2003. On January 3, 2003, the Company filed a Current Report on Form 8-K with the SEC in order to make public disclosure of the reasons for its inability to file such reports (the "January Current Report"). The January Current Report also included certain unaudited, summary financial information available at the time. On April 18, 2003, the Company filed another Current Report on Form 8-K to update certain information included in the January Current Report (the "April Current Report").

         The Company hereby incorporates by reference into this Information Statement the information contained in the 2001 Annual Report, the Quarterly Reports and the January and April Current Reports, and reference is hereby made to each such report for such information; EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. AS SET FORTH IN THE APRIL CURRENT REPORT, THE COMPANY HEREBY ADVISES EACH PERSON WHO RECEIVES A COPY OF THIS INFORMATION STATEMENT

THAT THE COMPANY HAS BEEN ADVISED BY ITS INDEPENDENT AUDITOR THAT THE COMPANY'S FINANCIAL STATEMENTS AS CONTAINED IN THE 2001 ANNUAL REPORT, THE QUARTERLY REPORTS, AND EACH OTHER PERIODIC REPORT FILED WITH THE SEC BY THE COMPANY UNDER THE EXCHANGE ACT FROM AND AFTER THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 27, 1999, SHOULD NOT BE RELIED UPON, AS SUCH FINANCIAL STATEMENTS DO NOT REFLECT A LIABILITY FOR ASHMONT'S NET DEFICIT, WHICH THE COMPANY HAS BEEN ADVISED IS REQUIRED TO BE REFLECTED THEREUNDER IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

         Subject to the caveat in the preceding paragraph, copies of the 2001 Annual Report, the Quarterly Reports and/or the January and April Current Reports may be obtained, without charge, by contacting the Information Agent as shown on the front cover of this Information Statement. In addition, the Company will provide without charge to each person to whom this Information Statement is delivered, upon request of such person, a copy of the Indenture. Requests for such information should be directed to the Information Agent.

         The Company hereby incorporates by reference into this Information Statement all documents it may voluntarily or contractually file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Information Statement and prior to the earlier to occur of the Deadline Date or any prior termination of the Solicitation by the Company. Each such document shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Information Statement to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                       UNAUDITED PRO FORMA FINANCIAL DATA

         The following unaudited pro forma financial data (the "Unaudited Pro Forma Financial Data") have been derived from the historical financial statements of the Company, and have been prepared on a pro forma basis giving effect to the execution of the Supplemental Indenture and the refinancing of the Credit Facility as if they had occurred on June 24, 2001, in the case of the Unaudited Pro Forma Statements of Operations, and on March 30, 2003 in the case of the Unaudited Pro Forma Balance Sheet. The notes accompanying the Unaudited Pro Forma Financial Data include important assumptions and caveats and should be read carefully. The Unaudited Pro Forma Financial Data have been prepared by the Company, have not been audited, reviewed or approved by the Company's independent auditor, and are subject to audit adjustments, which adjustments may be material. The Unaudited Pro Forma Financial Data are not intended to be indicative of future results of operations or financial position, or the results of operations or financial position of the Company that might have been achieved had the transactions actually occurred on the dates specified.

                             UNICCO SERVICE COMPANY
           CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           AS OF MARCH 30, 2003
                                                               ------------------------------------------
                                                                  ACTUAL       ADJUSTMENTS    PRO FORMA
                                                               ------------   -------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $      1,552                  $      1,552
  Accounts receivable, less reserves of $2,435..............         45,471                        45,471
  Unbilled receivables......................................         34,027                        34,027
  Other current assets......................................          7,032                         7,032
                                                               ------------                  ------------
      Total current assets..................................         88,082                        88,082
                                                               ------------                  ------------

Property and equipment, at cost.............................         25,739                        25,739
  Less - accumulated depreciation and amortization..........         17,447                        17,447
                                                               ------------                  ------------
                                                                      8,292                         8,292
                                                               ------------                  ------------

Notes receivable and accrued interest from officers.........            770                           770
Intangible assets, net of amortization......................         27,702                        27,702
Other assets................................................          7,832        875  (a)
                                                                                   (75) (a)
                                                                                   650  (d)
                                                                                  (950) (h)         8,332
                                                               ------------     ------       ------------
                                                                     36,304                        36,804
                                                               ------------                  ------------

                                                               $    132,678                  $    133,178
                                                               ============                  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash overdraft............................................   $      6,947                  $      6,947
  Accounts payable..........................................         10,272                        10,272
  Accrued payroll and payroll-related expenses..............         31,801                        31,801
  Insurance obligations(1)..................................          6,000                         6,000
  Deferred income taxes.....................................          2,317                         2,317
  Other accrued expenses....................................          6,049                         6,049
                                                               ------------                  ------------
      Total current liabilities ............................         63,386                        63,386
                                                               ------------                  ------------

Long-term liabilities:
  Line of credit............................................         18,000        875 (a)
                                                                                 1,000 (b)
                                                                                   650 (d)   $     20,525
                                                                                ------
  Insurance obligations(1).................................           1,755                         1,755
  Long-term debt...........................................          47,058         99 (i)         47,157
  Other long-term liabilities..............................           3,272      3,000 (c)          6,272
                                                               ------------                  ------------
      Total long-term liabilities..........................          70,085                        75,709
                                                               ------------                  ------------

Commitments and Contingencies
Shareholders' equity:
  Common shares.............................................            378                           378
  Retained earnings.........................................            251     (1,000) (b)
                                                                                (3,000) (c)
                                                                                   (75) (a)
                                                                                  (950) (h)
                                                                                   (99) (i)        (4,873)
  Accumulated other comprehensive income....................           (920)                         (920)
                                                               ------------                  ------------
                                                                       (291)                       (5,415)
Less:
Treasury shares at cost.....................................           (502)                         (502)
                                                               ------------                  ------------
     Total shareholders' equity.............................           (793)                       (5,917)
                                                               ------------                  ------------
                                                               $    132,678                  $    133,178
                                                               ============                  ============

(1) The net deficit of Ashmont was recorded from Ashmont's audited financial statements as of June 30, 2002, giving effect to insurance loss payments made by UNICCO from July 1, 2002 through March 30, 2003. The audit report for such financial statements contained a scope limitation related to the value of the assets recorded in Ashmont's financial statements. The amount of the net deficit eventually recorded in UNICCO's audited financial statements may be materially different than the amount reflected above.

                            UNICCO SERVICE COMPANY
           CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         YEAR ENDED JUNE 30, 2002
                                                               ------------------------------------------
                                                                  ACTUAL       ADJUSTMENTS    PRO FORMA
                                                               ------------   -------------  ------------
STATEMENT OF OPERATIONS:

Service revenues ...........................................   $    600,041                  $    600,041

Cost of service revenues ...................................        544,046                       544,046
                                                               ------------                  ------------

   Gross profit ............................................         55,995                        55,995

Selling, general and administrative expenses ...............         44,433       (127)(f)         44,306

Assumption of insurance obligations(1) .....................         16,609                        16,609

Amortization of intangible assets ..........................          2,731                         2,731
                                                               ------------                  ------------

   Loss from continuing operations .........................         (7,778)                       (7,651)

Interest income ............................................            114                           114

Interest expense ...........................................         (6,975)    (2,094)(e)         (9,069)

Other income ...............................................            242                           242
                                                               ------------                  ------------

   Loss from operations before income taxes ................   $    (14,397)                 $    (16,364)
                                                               ============                  ============

OTHER FINANCIAL DATA:

EBITDA (2) .................................................   $     (2,898)

(1) Represents the effect of UNICCO's recording of Ashmont's net deficit. The charge was based on Ashmont's audited financial statements as of June 30, 2002, and is subject to the limitations discussed in Note (1) of Notes to Condensed Consolidated Pro Forma Balance Sheet above. GAAP would have required a portion of this deficit to have been recorded in prior periods.

(2) EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes that EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating EBITDA, investors should consider that EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities, such as changes in operating assets and liabilities and purchases of property and equipment; (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles; (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows; and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity. For financial reporting purposes, UNICCO computes EBITDA by adding depreciation and amortization to operating income. A reconciliation of EBITDA to operating income computed in accordance with GAAP is as follows:

                                                    Year Ended                Nine Months Ended
                                                   June 30, 2002               March 30, 2003
-----------------------------------------------------------------------------------------------
EBITDA                                               ($2,898)                      $12,160
Depreciation and amortization                         (4,880)                       (3,615)
                                                      ------                       -------

Operating (loss)/income                              ($7,778)                      $ 8,545
                                                      ======                       =======

                             UNICCO SERVICE COMPANY
           CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    NINE MONTHS ENDED MARCH 30, 2003
                                                               ------------------------------------------
                                                                 ACTUAL(1)     ADJUSTMENTS    PRO FORMA
                                                               ------------   -------------  ------------
STATEMENT OF OPERATIONS:

Service revenues ...........................................   $    491,261                  $    491,261

Cost of service revenues ...................................        444,264                       444,264
                                                               ------------                  ------------

   Gross profit ............................................         46,997                        46,997

Selling, general and administrative expenses ...............         36,517       (63)(f)          36,454

Amortization of intangible assets ..........................          1,935                         1,935
                                                               ------------                  ------------

   Operating income ........................................          8,545                         8,608

Interest income ............................................             22                            22

Interest expense ...........................................         (4,675)   (1,119)(g)          (5,794)
                                                               ------------    ------        ------------

   Income from operations before income taxes ..............   $      3,892                  $      2,863
                                                               ============                  ============

OTHER FINANCIAL DATA:

EBITDA (2) .................................................   $     12,160

(1) Does not reflect changes for conditions at Ashmont for the nine months ended March 30, 2003 which may be reflected in UNICCO's audited financial statements for the full fiscal year ended June 29, 2003.

(2) See Note (2) of Notes to Consolidated Pro Forma Statement of Operations for the Year Ended June 30, 2002.

             ADJUSTMENTS TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a) Reflects debt issuance costs of $875,000 associated with the refinancing of the Credit Facility, including the fee for the credit facility and estimated expenses, less write-off of $75,000 of debt issuance costs associated with previous financings.

(b) Represents $1 million cash payment for the Initial Consent Fee.

(c) Represents $3 million charge and establishment of the liability for the Back-End Consent Fee.

(d) Represents estimate of additional expenditures (primarily legal fees) incurred in connection with the Solicitation.

(e) Pro forma interest expense reflects (i) amortization of debt issuance costs related to the refinancing of the Credit Facility, (ii) change in interest expense as a result of an assumed interest rate of 13% or 14% per annum on the Notes, (iii) change in interest expense as a result of an assumed interest rate of 5.88% which is the weighted-average interest rate that would have been applicable under the New Credit Facility, and (iv) interest expense related to the Back-End Consent Fee.

(f) Reflects the pro rata reduction of the Back-End Consent Fee for the repurchase of the Notes assumed to take place in December 2003.

(g) Pro forma interest expense reflects (i) amortization of debt issuance costs related to the refinancing of the Credit Facility, (ii) change in interest expense as a result of an assumed interest rate of 14% per annum on the Notes, (iii) change in interest expense as a result of an assumed interest rate of 5.70% which is the weighted-average interest rate that would have been applicable under the New Credit Facility, and (iv) interest expense related to the Back-End Consent Fee.

(h) Reflects write-off of debt issuance costs associated with the original issuance of the Notes.

(i) Reflects write-off of discount associated with the original issuance of the Notes.

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

         The following summary is a general discussion of certain U.S. federal income tax considerations applicable under current law to U.S. Holders of Notes resulting from the Waivers and Amendments. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, published rulings and court decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. For purposes of this Information Statement and related Solicitation of Waivers and Consents to Amendments, the term "U.S. Holder" means a beneficial owner of Notes that is a United States person within the meaning of Section 7701(a)(30) of the Code. This discussion is for informational purposes only and is not tax or legal advice. In addition, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular beneficial owners of Notes in light of their individual circumstances or to certain classes of beneficial owners of Notes subject to special rules under the Code (including partnerships and other pass-through entities), and does not describe tax considerations arising out of the laws of any state or local or foreign jurisdiction. This discussion assumes that the Notes are held as "capital assets" within the meaning of Section 1221 of the Code. Holders who are not U.S. Holders should consult their own U.S. tax advisors.

         THE COMPANY HAS NOT SOUGHT ANY RULING FROM THE U.S. INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO THE STATEMENTS MADE AND THE CONCLUSIONS REACHED IN THIS DISCUSSION, AND THERE CAN BE NO ASSURANCE THAT THE IRS WILL AGREE WITH SUCH STATEMENTS AND CONCLUSIONS. EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISORS REGARDING FEDERAL, STATE, LOCAL AND FOREIGN TAX IMPLICATIONS OF THE CONTEMPLATED WAIVER, AMENDMENTS AND THE AMENDED NOTES.

ADOPTION OF THE AMENDMENTS

         Generally, the modification of a debt instrument will be treated, for U.S. federal income tax purposes, as a "deemed" exchange of an old debt instrument for a new debt instrument if the modification is a "significant modification," as specially determined for U.S. federal income tax purposes. The Company believes that the change in yield resulting from the implementation of the Supplemental Interest Rate should constitute a significant modification. Accordingly, the Company believes that the modification of the Notes pursuant to this Information Statement and Solicitation of Waivers and Consents to Amendments should be treated as a deemed exchange for U.S. federal income tax purposes. As a result, U.S. Holders of Notes should recognize gain or loss in an amount equal to the difference between (i) the amount realized in the deemed exchange, and (ii) the U.S. Holder's adjusted tax basis in the "old" Notes deemed exchanged therefor. The determination of the amount realized varies depending on a number of factors. Assuming that neither the "old" Notes nor the "new" Notes are publicly traded (within the meaning of applicable Treasury regulations) and any gain on the exchange is not reported under the installment method, the amount realized on the deemed exchange of a Note should be equal to the sum of (i) the stated principal amount of the "new" Note and (ii) if the "new" Notes are subject to the CPDI rules discussed below, the fair market value of the contingent payments payable on the "new" Note (if such payments are reasonably ascertainable and subject to a possible adjustment upon the receipt of the contingent payment). Under the applicable Treasury Regulations, only under rare and extraordinary circumstances will the fair market value of the contingent payments be treated as not reasonably ascertainable. In addition, as further discussed below, it is possible that an allocable portion of the Initial Consent Fee may be included in the amount realized. Holders are urged to consult their own tax advisors with regard to the computation of the gain or loss and the applicability of the installment method. If applicable, the installment method may permit Holders to recognize gain, if any, as payments under the "new" Notes are received.

THE INITIAL CONSENT FEE AND THE BACK-END CONSENT FEE

         The Initial Consent Fee may be treated (i) as additional consideration for the exchange of "old" Notes for "new" Notes, in which case, the Initial Consent Fee would be taken into account in determining the amount of gain or loss realized on the deemed exchange, or (ii) as ordinary income. Alternatively, it may be possible to characterize the Initial Consent Fee as interest or "points" paid on the "new" Note, which would reduce the stated principal amount to such extent and would result in original issue discount that a U.S. Holder would report as interest income over the term of the "new" Note.

         The Back-End Consent Fee may be treated as a contingent payment with respect to the "new" Notes, in which case (i) the fair market value of the Back-End Consent Fee may be taken into account in determining the amount of gain or loss realized on the deemed exchange, as discussed above, or (ii) if not so taken into account, the Back-End Consent Fee should be treated as a contingent payment on the "new" Note subject to the CPDI rules discussed below. Alternatively, it is possible, although not likely, that the Back-End Consent Fee may be treated as a separate contingent "fee" payment, in which case a U.S. Holder might be required to take into income as ordinary income, on the effective date of the Amendments, the fair market value of the Back-End Consent Fee on such date as additional consideration for the exchange of "old" Notes for "new" Notes.

THE TAXATION OF `NEW' NOTES

         The Company intends to take the position that the "new" Notes will be subject to the rules governing "contingent payment debt instruments" (the "CPDI rules"). The application of the CPDI rules is very complex, and different rules apply depending on whether the contingent payment debt instruments are subject to the "noncontingent bond method." The determination of whether the "noncontingent bond method" would apply to the "new" Notes will depend on whether either the "old" Notes and/or the "new" Notes are treated as publicly traded within the meaning of applicable Treasury regulations. Assuming neither the "old" Notes nor the "new" Notes are publicly traded, the "noncontingent bond method" would apply, under which noncontingent payment would be treated as constituting a separate debt instrument and taxed under the constant yield method (treating no interest payments as qualified stated interest) and contingent payments would be treated as in part principal and in part interest as they are received. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICABILITY OF THE CPDI RULES TO THE "NEW" NOTES.

         The Company will provide information regarding its treatment of the "new" Notes and any other information that is required to be provided in accordance with the relevant regulations. Such requests should be directed to Kevin S. Nolan, Chief Financial Officer, at UNICCO Service Company, 275 Grove Street, Suite 3-200, Auburndale, Massachusetts 02466; telephone number (617) 559-4109.

INFORMATION REPORTING AND BACKUP WITHHOLDING

          Non-exempt U.S. Holders may be subject to information reporting with respect to the Initial Consent Fee, the Back-End Consent Fee, payments of interest and principal on the "new" Notes and payments of the proceeds of the disposition of the "new" Notes. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information and certifications when requested to do so may be subject to backup withholding. Generally, corporations and tax-exempt entities are exempt from these information reporting and backup withholding requirements. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder's tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner. U.S. Holders are urged to consult their tax advisors with respect to these requirements.

THE TAX CONSIDERATIONS OF THIS SOLICITATION OF WAIVERS AND CONSENTS TO AMENDMENTS APPLICABLE TO U.S. HOLDERS ARE COMPLEX AND SUBJECT TO SIGNIFICANT UNCERTAINTY. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE TAX CONSIDERATIONS OF THE SOLICITATION OF WAIVERS AND CONSENTS TO AMENDMENTS APPLICABLE TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY GIFT, ESTATE, FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

                         REFINANCING OF CREDIT FACILITY

         The Company is currently in the final stages of negotiations to refinance, in its entirety, its existing $60 million senior bank credit facility. The Company has received a commitment letter from The CIT Group/Business Credit, Inc. to act as agent and lender in providing such new financing, subject to various closing conditions contained therein. Such refinancing is expected to close simultaneously with the effectiveness of the Supplemental Indenture.

         The commitment letter contemplates a proposed maximum availability, subject to a borrowing base formula, of $60 million of revolving loans and letters of credit, with a $25 million letter of credit sub-limit. The facility would be secured by a lien on substantially all assets of the Company and its subsidiaries.

                                  MISCELLANEOUS

REIMBURSEMENT OF NOMINEES' EXPENSES

         The Company will promptly reimburse brokers, banks, trust companies and other nominees holding Notes on behalf of the beneficial owners thereof for the reasonable expenses incurred by such brokers, banks, trust companies and other nominees in disseminating the Solicitation materials to such beneficial owners. Such reimbursements will be at the rates established by the New York Stock Exchange. Request for reimbursement should be submitted to the Information Agent by the tenth day after the Deadline Date.

QUESTIONS AND INQUIRIES

         Any questions or inquiries you may have with respect to the Solicitation, including requests for additional copies of the enclosed materials, may be obtained from the Information Agent at the address set forth on the front cover of this Information Statement.

Dated: July 18, 2003

                                       UNICCO SERVICE COMPANY

                                       By: George A. Keches
                                           President and Chief Operating Officer

                                       By: Kevin S. Nolan
                                           Chief Financial Officer and Treasurer

                                       UNICCO FINANCE CORP.

                                       By: George A. Keches
                                           President

                                       By: Kevin S. Nolan
                                           Treasurer

                                                                      APPENDIX A

                         FORM OF SUPPLEMENTAL INDENTURE

                                  See attached.